Investor Contact:                             Media Contact:
MIPS Technologies, Inc.                       MIPS Technologies, Inc.
Investor Relations                            Corporate Communications
Bonnie Gardiner                               Lee Garvin Flanagin
+650 567 7007                                 +650 567 5180
bonnieg@mips.com                              flanagin@mips.com


                 MIPS TECHNOLOGIES REPORTS FOURTH QUARTER
                   AND FISCAL 2003 FINANCIAL RESULTS
                  Sequential Growth in Contract Revenue


MOUNTAIN VIEW, Calif., July 23, 2003 - MIPS Technologies, Inc.
(NASDAQ: MIPS, MIPSB) today reported financial results for its fourth quarter and fiscal year ended June 30, 2003. Revenue for the fourth quarter of fiscal 2003 grew by 3 percent over the third quarter of fiscal 2003, primarily as a result of an increase in contract revenues. In addition, as previously announced in May 2003, the company implemented a restructuring plan that is expected to be concluded by September 2003.

Total revenue for the fourth quarter of fiscal 2003 was $9.8 million, a 7 percent decline compared to $10.5 million for the same quarter a year ago. Contract revenue was $6.1 million, a decrease of 17 percent compared to $7.3 million in the comparable period in fiscal 2002. Royalties were $3.7 million, an increase of 15 percent compared to $3.2 million in the same quarter a year ago. Net loss for the fourth quarter of fiscal 2003, which included a restructuring charge of $2.7 million, was $6.7 million compared to a net loss of $3.3 million for the same quarter a year ago. Net loss per share for the fourth quarter of fiscal 2003 was $0.17 compared to a net loss per share of $0.08 for the same quarter a year Sago.

Total revenue for fiscal year 2003 was $39.1 million, a decrease of 18 percent compared to $47.8 million in fiscal 2002. Contract revenue was $23.4 million, a decline of 25 percent compared to $31.0 million in 2002. Royalties were $15.7 million, a decrease of 7 percent compared to $16.8 million in fiscal 2002. Net loss for fiscal 2003 was $28.9 million compared to a net loss of $9.4 million in fiscal 2002. Fiscal 2003 net loss per share was $0.73 compared to a net loss per share of $0.24 in fiscal 2002.

"Despite fiscal year 2003's reduced contract revenue when compared to fiscal year 2002, we were pleased with the 23% year-over-year increase in royalties excluding royalties from Nintendo," said Casey Eichler, chief financial officer for MIPS Technologies. "Our restructuring plans are on track to be completed by the end of September and we reiterate our guidance for breakeven by the December quarter."

"We believe that quarterly revenues stabilized during the recently concluded fiscal year. During the course of this year, we took some difficult, but appropriate, actions to reduce spending which we believe will set the stage for profitability during the second half of fiscal 2004," said John Bourgoin, Chairman & CEO. "We have also strengthened our development capability in key product areas such as synthesizable cores, and we expect to add to our industry-leading synthesizable core product offerings during the coming quarters."

MIPS invites you to listen to management's discussion of Q4 and fiscal 2003 results and guidance for fiscal 2004 in a live conference call today beginning at 1:45 p.m. Pacific. Conference call number is 1-719-457-2626. Replay number is 1-719-457-0820 and will be available for 5 days, beginning shortly after the end of the conference call. The access code is 426918. An audio replay of the conference call will be posted on the Company's website (www.mips.com/content/Corporate/InvestorRelations/ir) soon thereafter.


MIPS Technologies, Inc.
MIPS Technologies, Inc. is a leading provider of industry standard processor architectures and cores for digital consumer and business applications. The company drives the broadest architectural alliance that is delivering 32- and 64-bit embedded RISC solutions. The company licenses its intellectual property to semiconductor companies, ASIC developers, and system OEMs. MIPS Technologies, Inc. and its licensees offer the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products. MIPS Technologies, Inc. is based in Mountain View, California, and can be reached at 650-567-5000 or www.mips.com.

This press release contains forward-looking statements regarding the ability of MIPS Technologies to achieve breakeven and to generate profit and the anticipated timing thereof, future revenue, future events or the future financial performance of MIPS Technologies, Inc., including those relating to relationships with our strategic partners and industry trends. Actual events or results may differ materially. Many factors could cause the actual results to differ materially from those contained in such forward-looking statements, including but not limited to: that products may fail to achieve market acceptance, changes in our research and development expenses, the anticipated benefits of our partnering relationships may be more difficult to achieve than expected, the timing of or delays in customer orders, delays in the design process, the length of MIPS Technologies' sales cycle, MIPS Technologies' ability to develop, introduce and market new products and product enhancements, and the level of demand for semiconductors and end-user products that incorporate semiconductors. With respect to MIPS Technologies, we refer you to the documents filed from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2002 and subsequent Forms 10-Q and 8-K.

###

MIPS(r) is a registered trademark in the United States and other countries, and MIPS-based(tm) is a trademark of MIPS Technologies, Inc.

FY2003 Highlights: Following are selected press release headlines from MIPS Technologies, and the company's licensees, systems vendors and third party providers.

MIPS Technologies Introduces New Microarchitecture For the Next-Generation of Embedded Designs

MIPS Technologies Appoints Chief Technology Officer

Wintegra Adds to MIPS-based(tm) Family of Devices for DSLAMs

New MIPS-based(tm) Family of Embedded Processors from QuickLogic Expands QuickMIPS(tm) FPGA-Enabled Product Offering

Sharp Taps MIPS Technologies' Secure Data Processors to Develop Family of Next-Generation Smart Card Microcontrollers

Broad Range of MIPS-Based(tm) Solutions Displayed At 2003 Embedded Systems Conference (ESC) in San Francisco

MIPS Technologies, Inc. Announces Support for Microsoft's Windows CE .NET
4.2 Operating System

MIPS Technologies' Processor Core Powers Infineon's Voice-over-IP Solution

MIPS Technologies, with Leading Industry and Government Executives, Marks One-Year Taiwan Anniversary

MIPS Technologies Partners with Socle of Taiwan to Offer ASIC Design Services for Fabless Companies and System OEMs

New MIPS-Based(tm) SOC from ADMtek of Taiwan Targets Burgeoning Worldwide Home Gateway Market

MIPS Technologies Licenses 32-Bit Processor Cores to Metalink for Next-Generation Broadband Access Solutions

MIPS Technologies' Licenses Family of 32-Bit Processor Cores to Cirrus
Logic

MIPS Technologies Licenses 32-Bit Processor Core IP to Sunplus Technology for Next-Generation Consumer Electronics Products

MIPS Technologies' Pro Series(tm) Cores Enable SOC Designers to
Supercharge Application Performance

VoCAL Adds DSP Functionality to MIPS Technologies' New 32-Bit Pro
Series(tm) Cores

Avaz Networks Uses Pro Series(tm) Core from MIPS Technologies To Eliminate Need for DSP Block in VoIP Applications

MIPS Technologies Publishes EEMBC Benchmarks for Industry Standard MIPS64(tm) 20Kc(tm) Core

2003 International Consumer Electronics Show (CES) Forum for MIPS-Based(tm) Announcements

MIPS Technologies Introduces the Most Secure Licensable Processor Core

MIPS Technologies Licenses 32-Bit Processor Core IP to Micronas for Next-generation Consumer Electronics Products

MIPS Technologies' Low-Power Core Delivers the Performance Needed for Thrane & Thrane Satellite Mobile Phone

MIPS Technologies' Processor Core Powers ViXS' Video-over-IP Solution

MIPS Technologies Licenses 32-Bit Processor Cores to Zoran for
Next-Generation Consumer Electronics Products

MIPS Technologies Core Powers NEC's New SOC for Set-Tops and DTVs

MIPS Technologies Announces Update of Windows CE .NET Supports 32-, 64-Bit MIPS-Based(tm) Microprocessors

MIPS Technologies Launches System-Level Solution To Increase Overall SOC Performance

MIPS Technologies Licenses 32-Bit Core to Proxim for Use in High-Speed Wireless Networking Products

MIPS Technologies Acquires Leading GNU Tool Chain Company,UK-Based
Algorithmics

MIPS Technologies Licenses Sony Computer Entertainment Inc. MIPS64(tm) Processor Architecture

MIPS Technologies Licenses 64-Bit Processor Core to Marvell(r)

Centillium Communications to Utilize MIPS Technologies' 32-Bit Processor
Cores


                              MIPS TECHNOLOGIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In thousands, except per share data)


                               Three Months Ended	 Twelve Months Ended
                                   June 30,			June 30,
					2003		2002		2003		2002

Revenue:

  Royalties                  $3,691      $3,211      $15,693     $16,791

  Contract revenue            6,103       7,335       23,397      30,970

    Total revenue             9,794      10,546       39,090      47,761

Costs and expenses:

  Cost of contract revenue       -          -            250         250

  Research and development     7,613      8,730       32,863      34,045

  Sales and marketing          3,253      3,920       13,759      17,189

  General and administrative   2,341      1,928        8,508       7,435

  Acquired in process
   research and development       -          -           394       1,737

  Restructuring                2,665         -        10,282         437

    Total costs and expenses  15,872     14,578       66,056      61,093

Operating loss                (6,078)    (4,032)     (26,966)    (13,332)

Other income (expense), net      314        614          303       3,028

Loss before income taxes      (5,764)    (3,418)     (26,663)    (10,304)

Provision (benefit)
 for income taxes                945       (134)       2,244        (914)

Net loss                      $(6,709)   $(3,284)    $(28,907)    $(9,390)

Net loss per basic
 and diluted share            $(0.17)    $(0.08)      $(0.73)     $(0.24)

Common shares
 outstanding-basic and
 diluted                      39,866     39,144       39,505      39,013



                           MIPS TECHNOLOGIES, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                              (In thousands)


                                     June 30,               June 30,
                                      2003                    2002

                  Assets

Current assets:

  Cash and cash equivalents          $83,839                 $90,712

  Short-term investments                  -                    5,000

  Accounts receivable                   4,762                  6,046

  Prepaid expenses and
   other current assets                 3,648                  9,883

    Total current assets               92,249                111,641

Equipment and furniture, net            4,202                  7,481

Other assets                            8,898                  9,866

                                     $105,349               $128,988

      Liabilities and Stockholders' Equity

Current liabilities:

  Accounts payable                       $504                 $1,203

  Accrued liabilities                  10,977                  8,209

  Deferred revenue                      2,592                  2,911

    Total current liabilities          14,073                 12,323

Long-term liabilities                   1,900                    770

Stockholders' equity                   89,376                115,895

                                     $105,349               $128,988